Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ  07922

Genta Incorporated Reports Fourth Quarter and 2011 Year-End Financial Results

BERKELEY HEIGHTS, NJ – March 28, 2012 – Genta Incorporated (OTCBB: GNTA.OB) today reported results for the quarter and year ended December 31, 2011.  For the fourth quarter of 2011, the Company reported a net loss of $(32.1) million, or $(0.04) net loss per basic and diluted share, compared with a net loss of $(33.9) million, or $(14.46) net loss per basic and diluted share, for the fourth quarter of 2010.  For the year ended December 31, 2011, the Company reported a net loss of $(69.4) million, or $(0.20) net loss per basic and diluted share, compared with a net loss of $(167.3) million, or $(246.04) net loss per basic and diluted share, for the year ended December 31, 2010. As of March 28, 2012, the Company has approximately 2.1 billion outstanding shares of common stock.

The financial results reported today reflect a number of considerations, some of which are noted below, and all of which will be reported in the Company’s Report on Form 10-K. In September 2011, the Company issued September 2011 Notes totaling $12.7 million, along with September 2011 Debt Warrants to purchase $12.7 million of senior secured convertible notes, and issued September 2011 Warrants to extend the maturity of several of its outstanding convertible notes. In December 2010, the Company issued December 2010 Warrants and in March 2010, the Company issued March 2010 Warrants.  The September 2011 Warrants, September 2011 Debt Warrants, March 2010 Warrants and the December 2010 Warrants have anti-dilution protection and can be exercised using a cashless exercise procedure; warrants with these characteristics are accounted for as liabilities and marked to market over their lives. On December 31, 2011, these warrants were re-measured, resulting in expense of $21.7 million for the quarter and $20.4 million for the year.

As previously noted and as detailed on Form 10-K, a conversion obligation for the March 2010 Notes in the prior year period was required to be temporarily “marked to market”, which resulted in an expense of $55.8 million for the year ended December 31, 2010. The March 2010 Warrants are marked to market over their lives, which resulted in expense of $18.7 million for the fourth quarter of 2010 and $54.6 million for the year ended December 31, 2010.
Net cash used in operating activities during the year ended December 31, 2011 was $14.4 million, or approximately $1.2 million per month.  At December 31, 2011, Genta had cash and cash equivalents totaling $2.1 million, compared with $12.8 million at December 31, 2010.  We project that our average net monthly cash outflow will be approximately $1.0 million during the first half of 2012.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Consolidated Statement of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Product sales - net	$24	$65	$194	$257
Cost of goods sold	-	7	7	47
Gross margin	24	58	187	210

Operating expenses:
Research and development	2,660	2,760	12,434	10,015
Selling, general and administrative	1,517	1,919	6,347	9,764
Total operating expenses	4,177	4,679	18,781	19,779

Amortization of deferred financing costs and debt discount	(6,061)	(10,568)	(27,546)	(34,931)
Fair value - conversion feature liability	-	-	-	(55,813)
Fair value - warrant liabilities	(21,666)	(18,738)	(20,406)	(54,638)
All other expense, net	(1,373)	(436)	(4,076)	(2,845)
Loss before income tax benefit	(33,253)	(34,363)	(70,622)	(167,796)
Income tax benefit	1,202	497	1,202	497
Net loss	$(32,051)	$(33,866)	$(69,420)	$(167,299)

Net loss per basic and diluted share	$(0.04)	$(14.46)	$(0.20)	$(246.04)

Shares used in computing net loss per basic and diluted share	897,338	2,343	344,015	680

Selected Consolidated Balance Sheet Data

	December 31
	2011	December 31
	Unaudited	2010
Cash and cash equivalents	$2,116	$12,835
Working capital (deficiency)	(7,462)	7,522
Total assets	14,497	15,549
Total stockholders' deficit	(39,246)	(11,295)